3 E INTRNATIONAL CORPORATION
  P. O. BOX A362, LA - ACCRA, GHANA
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                                          TELEPHONE   011 233  (21)  764219



  March 2, 2000

  Mr. Nana Antwi Darkwah,
  Vision Network Communications Inc.,
  No. 3, Fifth Cres., Asylum Down,
  P.O. Box 9244,Airport,
  Accra, Ghana,
  West Africa

  Re:       Purchase of all issued shares of V  Net

  Dear Sir:

  This letter will evidence our respective intent as follows:

      1) 3 E International shall acquire all of the issued and outstanding shares of V Net for the total price of $250,000.00
      2) The purchase price shall be paid in cash and shares of 3 E International in an amount to be agreed upon.
      3) The transaction will be completed as soon as all regulatory bodies have approved same (expected to be by June 2000)
      4) Our representative shall become a member of the board of directors of 3 E International on closing

  This intent is subject to 3 International confirming the subscriber base and verifying the lease renewal provisions.
  After completion of due diligence, we will have our attorneys in Ghana prepare a formal agreement. Such agreement will have to be approved by our attorneys in the United States.

  If you concur with the above, would you kindly sign your acceptance on a copy of this letter and return same to me.

  We look forward to a successful future together.

  Yours truly,

  Signed " R. E. Fyn"         Accepted and Agreed this 8th day of March, 00

  Col.  R.E.  Fyn             Signed "Nana Antwi Darkwah"
  Secretaty/Treasurer


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  GHANA-WEST AFRICA      FT. LAUDERDALE, FLORIDA     MISSISSAUGA,  ONT., CAN.



          Ex. 10(iii)